Exhibit 10.11

SEVERANCE PAY AGREEMENT FOR KEY EMPLOYEE
This Agreement is entered into as of October 21, 2021 (the “Effective Date”) between Asbury Automotive Group, Inc. (“Asbury”) and Michael Welch (“Executive”).
IN CONSIDERATION of the promises and mutual covenants and agreements contained herein, the Asbury and Executive agree as follows:

1.Severance Pay Arrangement
If a Termination (as defined in Section 2 below) of Executive’s employment occurs at any time during Executive’s employment, Asbury will pay Executive 12 months of Executive’s base salary as of the date of Termination (hereinafter such pay shall be referred to as “Severance Pay”). The Severance Pay will be subject to required withholding and will be made by Asbury to Executive monthly over the course of 12 months on the regular payroll dates beginning on the first regular payroll date after the effective date of the release referenced in Section B below that Executive executes.

In addition to the payment of Severance Pay, if a Termination (as defined in Section 2 below) of Executive’s employment occurs at any time during Executive’s employment with Asbury, to the extent that Executive participates in a bonus compensation plan at the date of Termination, Asbury shall pay Executive a pro rata portion of that bonus for the year of the Termination equal to the amount of the bonus that Executive would have received if Executive’s employment had not been terminated during such year, multiplied by the percentage of such year that has expired through the date of Termination. Such bonus shall be paid at such time as bonuses are paid under the bonus compensation plan to Asbury’s other employees whose employment was not terminated in such year.
Asbury further agrees that, if Executive, upon a Termination (as defined in Section 2 below) of Executive’s employment occurs at any time during Executive’s employment with Asbury, timely and properly elects COBRA for any medical, dental and vision benefit plans in which Executive was participating immediately prior to the end of Executive’s employment with Asbury, Asbury shall continue to pay its portion of the monthly premium for those COBRA- covered medical, dental and vision benefit plans for a period of 12 months after the last day of Executive’s employment with Asbury. Notwithstanding the above, if Executive obtains other employment (prior to the end of the 12 month COBRA reimbursement period) under which Executive is eligible to be covered by benefits equal to the benefits in his COBRA-elected plans, Asbury’s obligation to reimburse Executive ceases upon Executive’s eligibility for such equal benefits.

Notwithstanding anything herein to the contrary, if Executive is determined to be a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended the (“Code”) and if one or more of the payments or benefits to be received by Executive pursuant to this Agreement would be considered deferred compensation subject to Section 409A of the Code, then no such payment shall be made or benefit provided until six (6) months following Executive’s date of Termination.

2.Termination Triggering Severance Pay
A “Termination” triggering the Severance Pay set forth above in Section 1 is defined as a termination of Executive’s employment with Asbury: (1) by Asbury without “cause”, or (2) by Executive because of (x) a material change in the geographic location at which the Executive must perform Executive’s services (which shall in no event include a relocation of Executive’s current principal place of business to a location less than 50 miles away), (y) a material diminution in Executive’s base compensation, or (z) a material diminution in Executive’s authority, duties, or responsibilities. For avoidance of doubt, a “Termination” shall not include a termination of Executive’s employment by Asbury for “cause” or due to Executive’s, death, disability, retirement or voluntary resignation.

For the purposes of this Agreement, the definition of “cause” is: (a) Executive’s gross negligence or serious misconduct (including, without limitation, any criminal, fraudulent or dishonest conduct) that is or may be injurious to Asbury; or (b) Executive’s being convicted of, or entering a plea of nolo contendere to, any crime that constitutes a felony or involves moral turpitude; or (c) Executive’s breach of Sections 3, 4 or 5 below; or (d) Executive’s willful and continued failure to perform Executive’s duties on behalf of Asbury; or (e) Executive’s material breach of a written policy of Asbury. For purposes of this Agreement, the definition of “disability” is a physical or mental disability or infirmity that prevents the performance by Executive of his duties lasting (or likely to last, based on competent medical evidence presented to Asbury) for a continuous period of six months or longer.

3.Confidential Information and Nondisclosure Provision
As a condition to the receipt of the Severance Pay and benefits described in Section 1 above, during and after employment with Asbury, Executive shall agree not to disclose to any person (other than to an employee or director of Asbury, or to Asbury’s attorneys, accountants and other advisors or except as may be required by law) and not use to compete with Asbury any confidential or proprietary information, knowledge or data that is not in the public domain that was obtained by Executive while employed by Asbury regarding Asbury or any products, improvements, customers, methods of distribution, sales, prices, profits, costs, contracts, suppliers, business prospects, business methods, techniques, research, trade secrets or know-how of Asbury (collectively, “Confidential Information”). In the event that Executive’s employment with Asbury ends for any reason, Executive will deliver to Asbury on or before the Executive’s last day of employment all documents and data of any nature (whether in tangible or electronic form) pertaining to Executive’s work with Asbury and will not take any documents or data or any reproduction, or any documents containing or pertaining to any Confidential Information. Executive agrees that in the event of a breach by Executive of this provision, Asbury shall be entitled to inform all potential or new employers of such breach and to cease payments and benefits that would otherwise be made pursuant to Section 1 above, as well as to obtain injunctive relief and damages, including reasonable attorneys fees, and which may include recovery of amounts paid to Executive under this Agreement.

4.Non-Solicitation/Non-Hire of Employees
Executive agrees that, during his employment at Asbury and for a 12-month period after the end of his employment with Asbury for any reason, he will not, directly or indirectly, solicit, recruit or hire any employee of Asbury (or any person who was an employee of Asbury during the 12 month period preceding the last day of Executive’s employment with Asbury) or encourage any such employee to terminate employment with Asbury.

5.Covenant Not to Compete
Executive agrees that, during his employment at Asbury and for a 12-month period after the end of his employment with Asbury for any reason, he will not (except on behalf of or with the prior written consent of Asbury, which consent may be withheld in Asbury’s sole discretion):

(a)provide services of a leadership, management, executive, operational, or advisory capacity and/or participate in the ownership of or provide financial backing to an automotive dealership that is located within a fifty-mile radius of any address set forth on Exhibit A (the “Area”);

(b)provide senior/corporate level leadership, executive, operational, or advisory services to any corporate competitor of Asbury who owns or operates one or more automotive dealerships within the Area; and
(c)provide services of a leadership, management, executive, operational or advisory capacity for anyone or any business whose focus is buying, conglomerating, or otherwise acquiring one or more automotive dealerships that are located within the Area.

For purposes of this Section 5, Executive acknowledges and agrees that Asbury conducts business in the Area and that the Area is a reasonable geographic limitation.

Notwithstanding anything to the contrary contained in this Agreement, Asbury hereby agrees that the foregoing covenant shall not be deemed breached as a result of the passive ownership by Executive of: (i) less than an aggregate of 5% of any class of stock of a business that competes with Asbury; or (ii) less than an aggregate of 10% in value of any instrument of indebtedness of a business that competes with Asbury. Asbury further agrees that nothing in this Section 5 prohibits Executive from accepting employment from, and performing services for, businesses engaged in the finance industry, and businesses engaged in the manufacturing and/or sale of automobile parts or the provision of automotive service, provided such businesses do not also engage in the retail of automobiles within the Area. By way of example, nothing in this Section 5 would prohibit Executive from working with such businesses as American General Finance, NAPA Auto Parts or Goodyear.

Within one day of the end of Executive’s employment with Asbury for any reason, Executive agrees to re-confirm his commitment to the post-employment restrictive covenants in this Agreement. Executive further agrees that, as part of that re-confirmation, the term “Area” and Exhibit A hereto may be amended by Asbury, but only to the extent necessary to list the addresses of Asbury’s headquarters and any automotive dealerships that Asbury owns and/or operates as of the last day of Executive’s employment with Asbury.

6.Construction/Enforcement of Post-Employment Covenants
Executive agrees that the provisions of Sections 3, 4 and 5 are reasonable and properly required for the adequate protection of the business and the goodwill of Asbury. However, if a judicial determination is made that any of the provisions of Sections 3, 4 or 5 constitutes an unreasonable or otherwise unenforceable restriction against Executive, such provision(s) shall be modified or severed so as to permit enforcement of the provision(s) to the extent reasonable.

7.Violation of Post-Employment Covenants
Executive agrees that, in the event of a material breach by Executive of any Section of this Agreement, including Sections 3, 4, or 5, Asbury shall be entitled to: (i) inform all potential or new employers of such breach; (ii) cease payments and benefits that would otherwise be made pursuant to Section 1 above (and in lieu of such payments and benefits pay Executive five hundred dollars ($500.00)); (iii) obtain injunctive relief and damages, including reasonable attorney’s fees; and (iv) recover the amounts paid to Executive under this Agreement (other than the above- referenced $500.00) during any period of material breach by Executive. To the extent that Executive is determined through agreement or resolution of any pending claim to not have violated any covenant at issue, he shall receive any and all severance that has not been paid under the Agreement and/or which was recovered from Executive under this Section 7.

GENERAL PROVISIONS

A.Employment is At Will
Executive and Asbury acknowledge and agree that Executive is an “at will” employee, which means that either Executive or Asbury may terminate the employment relationship at any time, for any reason, with or without cause or notice, and that nothing in this Agreement shall be construed as an express or implied contract of employment.

B.Execution of Release
Executive agrees that, as a condition to the receipt of the Severance Pay and other compensation and insurance benefits described in Section 1 above, Executive shall execute a release of all claims against Asbury (and its corporate parents, subsidiaries, franchisors, franchisees, management companies, divisions, and affiliates) and the past, present and future officers, directors, agents, officials, employees, insurers and attorneys of Asbury (and its corporate parents, subsidiaries, franchisors, franchisees, management companies, divisions, and affiliates) arising out of Executive’s employment or the end of his employment with Asbury, such release to not be revoked by Executive and to completely waive and release any claim of discrimination, harassment or wrongful discharge under local, state or federal law.

C.Alternative Dispute Resolution
Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration before an arbitrator (who shall be an attorney with at least ten years’ experience in employment law) in the city where Executive was employed with Asbury and in accordance with the rules and procedures of the most recent employment rules of the American Arbitration Association. Each party may choose to retain legal counsel and shall pay its own attorneys’ fees, regardless of the outcome of the arbitration. Executive may be required to pay a filing fee limited to the equivalent cost of filing in the court of jurisdiction. Asbury will pay the fees and costs of conducting the arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court of jurisdiction.

D.Non-Disparagement
Executive agrees not to make any disclosures, issue any statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to disparage Asbury, its officers or directors, its business, services, products, technologies and/or personnel. Nothing in this section is intended, nor shall be construed, to: (i) prohibit Executive from any communications to, or participation in any investigation or proceeding conducted by, any governmental agency with jurisdiction concerning the terms, conditions and privileges of employment or jurisdiction over Asbury’s business; (ii) interfere with, restrain, or prevent Executive’s communications regarding the terms and conditions of employment; or (iii) prevent Executive from otherwise engaging in any legally protected activity.

E.Other Provisions
(a)This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of Executive and Asbury, including any successor to or assign of Asbury.

(b)Upon the end of Executive’s employment with Asbury for any reason, the provisions of this Agreement shall survive to the extent necessary to give effect to the provisions herein, including Sections 3, 4 and 5.

(c)The headings and captions are provided for reference and convenience only and shall not be considered part of this Agreement.

(d)Executive also covenants to reasonably cooperate with Asbury if Executive is needed as a witness in any litigation or legal matters involving Asbury.

(e)Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by nationally recognized overnight courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or on the third business day after mailing, and (iv) addressed as follows (or to such other address as the party entitled to notice shall later designate in accordance with these terms):

If to Asbury:    Asbury Automotive Group, Inc.
c/o The Office of the General Counsel 2905 Premiere Parkway, Suite 300
Duluth, GA 30097
If to Executive:    To the most recent address of Executive set forth in the personnel records of Asbury.
(f)This Agreement supersedes any and all prior agreements between Asbury and Executive relating to payments upon Termination of employment or Severance Pay and may only be modified in a writing signed by Asbury and Executive.

(g)This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

(h)All payments hereunder shall be subject to any required withholding of federal, state, local and foreign taxes pursuant to any applicable law or regulation.

(i)If any provision of this Agreement shall be held invalid or unenforceable, such holding shall not affect any other provisions, and this Agreement shall be construed and enforced as if such provisions had not been included. No provision of this Agreement shall be waived unless the waiver is agreed to in writing and signed by Executive and the Chief Human Resources Officer of Asbury. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(j)The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, in the event that Asbury determines that any amounts payable hereunder will be immediately taxable to Executive under Section 409A of the Code and related Department of Treasury guidance, Asbury and Executive shall cooperate in good faith to (x) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for Asbury and/or (y) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

AGREED TO AS OF OCTOBER 21, 2021

EXECUTIVE:	ASBURY AUTOMOTIVE GROUP, INC.
/s/ Michael D. Welch	/s/ David W. Hult
Name: Michael D. Welch	Name: David W. Hult
Title: Senior Vice President & Chief Financial Officer	Title: President & CEO

EXHIBIT A
As used in the Severance Pay Agreement, “Area” means a 50-mile radius from any of the following addresses:

Corporate Headquarters 2905 Premiere Parkway
Duluth, GA 30097
11505 Alpharetta Highway
Roswell, GA 30076
10995 Westside Parkway
Alpharetta, GA 30009
1355 Cobb Parkway South Marietta, GA 30060
1606 Church Street
Decatur, GA 30033
4197 Jonesboro Road Union City, GA 30291
7909 Mall Parkway
Lithonia, GA 30038
2550 The Nalley Way Atlanta, GA 30360
2020 Cobb Parkway
Marietta, GA 30080
7849 Mall Parkway
Lithonia, GA 30038
2750 South Cobb Parkway Smyrna, GA 30080
980 Mansell Road
Roswell, GA 30076
11130 Alpharetta Highway
Roswell, GA 30076
7969 Mall Parkway
Lithonia, GA 30038
1550 Mansell Road
Alpharetta, GA 30009

2712 Laurens Road
Greenville, SC 29607

2668 Laurens Road
Greenville, SC 29607
2700 Laurens Road
Greenville, SC 29607
2686 Laurens Road
Greenville, SC 29607
11654 Olive Boulevard Creve Coeur, MO 63141
755 North New Ballas Creve Coeur, MO 63141
777 Decker Lane
Creve Coeur, MO 63141
11910 Olive Boulevard Creve Coeur, MO 63141
11830 Olive Boulevard Creve Coeur, MO 63141
951 Technology Drive
O'Fallon, MO 63368
9207 Adamo Drive
Tampa, FL 33619
3810 West Hillsborough Avenue Tampa, FL 33614
9205 Adamo Drive
Tampa, FL 33619
3800 West Hillsborough Avenue Tampa, FL 33614
9210 Adamo Drive
Tampa, FL 33619

1310 Buford Highway
Cumming, GA 30041
4200 Jonesboro Road Union City, GA 30291
4115 Jonesboro Road Union City, GA 30291
4400 South US Highway 1 Ft. Pierce, FL 34982
4429 US 1 South
Ft. Pierce, FL 33954
7245 Blanding Boulevard
Jacksonville, FL 32244

10880 Philips Highway
Jacksonville FL 32256
2655 North Volusia Avenue Orange City, FL 32763
2677 North Volusia Avenue Orange City, FL 32763
2308 South Woodland Boulevard Deland, FL 32720
9650 Atlantic Boulevard
Jacksonville, FL 32225
11003 Atlantic Boulevard
Jacksonville, FL 32225
4450 US 1 South Ft. Pierce, Fl 34982
11051 South Orange Blossom Trail Orlando FL 32837
2925 US 1 South
St Augustine, FL 32086
10600 Atlantic Boulevard
Jacksonville, FL 32225
10859 Philips Highway
Jacksonville, FL 32256

4600 North Dale Mabry Highway Tampa, FL 33614
4400 North Dale Mabry Highway Tampa, FL 33614
4051 West Plano Parkway Plano, TX 75093
13553 US Highway 183 North
Austin, TX 78750
300 West Loop 820 South Fort Worth, TX 76108
1601 North Dallas Parkway (7200 State Highway 121)
Frisco, TX 75034
6400 TX Highway 121
Frisco, TX 75034
3700 West Airport Freeway Irving, TX 75062
1300 East State Highway 114 DFW Airport, TX 75261
901 East State Highway 114
Grapevine, TX 76051
6785 Dallas Parkway
Plano, TX 75024
4201 Beltway Place
Arlington, TX 76018
6113 Lemmon Avenue
Dallas, TX 75209
5601 Bryant Irvin Road Fort Worth, TX 76132
6107 Lemmon Avenue
Dallas, TX 75209
3515 Inwood Road
Dallas, TX 75209
2001 Stony Creek Road Noblesville, IN 46060

11340 Philips Highway
Jacksonville, FL 32256
31975 US Highway 19 North Palm Harbor, FL 34684
4500 US 1 South
Ft. Pierce, FL 34982
1295 Richmond Avenue
Charlottesville, VA 22911
1001 Southpoint Auto Park Boulevard Durham, NC 27713
436 North McPherson Church Road Fayetteville, NC 28303
256 Swain Street
Fayetteville, NC 28303
3908 West Wendover Avenue Greensboro, NC 27407
3902 West Wendover Avenue Greensboro, NC 27407
3710 West Wendover Avenue Greensboro, NC 27407
3633 West Wendover Avenue Greensboro, NC 27407
3900 West Wendover Avenue Greensboro, NC 27407
3607 West Wendover Avenue Greensboro, NC 27407
8704 West Broad Street Richmond, VA 23294
8712 West Broad Street Richmond, VA 23294
8710 West Broad Street Richmond, VA 23294
12100 Midlothian Turnpike
Midlothian, VA 23113

3477 East Conner Street Noblesville, IN 46060
8693 East US Highway 36
Avon, IN 46123
4105 West 96th Street Indianapolis, IN 46268
1920 North Lebanon Street Lebanon, IN 46052
745 East 56th Street Brownsburg, IN 46112
450 East Northfield Drive Brownsburg, IN 46112
3232 Harper Road
Indianapolis, IN 46240
9900 Pleasant Street
Noblesville, IN 46060
1650 West 104th Avenue Denver, CO 80234
2501 35th Avenue
Greeley, CO 80634
4720 West 24th Street Greeley, CO 80634
9899 East Arapahoe Road Centennial, CO 80112
9899 East Arapahoe Road Centennial, CO 80112